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                                                                    Exhibit 23.1

                         Independent Auditors' Consent

The Board of Directors
Skechers U.S.A., Inc.:


We consent to the use of our report dated February 13, 2002, with respect to the consolidated balance sheets of Skechers U.S.A., Inc. as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001 and the related financial statement schedules, incorporated herein by reference and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                           KPMG LLP

Los Angeles, California
July 9, 2002